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                                                                    EXHIBIT 12.1
                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions except ratios)




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
                                                                          Thirteen Weeks Ended
                                                                         -----------------------
                                                                         Sept. 30,     Oct. 1,
                                                                           1995         1994
                                                                         ----------  -----------
Fixed charges:

   Interest expense                                                        $     59    $     55

   Interest portion of rental expense                                            21          21
                                                                          ---------    --------

   Total fixed charges before capitalized interest                               80          76

   Capitalized interest                                                           3           3
                                                                          ---------    --------

      Total fixed charges                                                  $     83    $     79
                                                                          =========    ========


Earnings available for fixed charges:

   Income before income taxes                                              $    282    $     254

   Less undistributed income in minority owned companies                         (2)          (3)

   Add minority interest in majority-owned subsidiaries                          10           10

   Add amortization of capitalized interest                                       5            5

   Add fixed charges before capitalized interest                                 80           76
                                                                          ---------    ---------

      Total earnings available for fixed charges                           $    375    $     342
                                                                          =========    =========

Ratio of earnings to fixed charges                                              4.5          4.3
                                                                          =========    =========

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